UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   KURTENBACH, AELRED J
   33 THIRD ST SE
   P O BOX 1318
   HURON, SD  57350
   USA
2. Issuer Name and Ticker or Trading Symbol
   NORTHWESTERN CORPORATION
   NOR
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   12/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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COMMON STOCK                 |*     |R   |287               |A  |#          |7,090              |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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INCENTIVE STOCK OPTIONS |        |     |    |           |   |     |     |COMMON STOCK|       |       |5,100       |D  |            |
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PHANTOM STOCK UNITS     |        |3-1-9|A   |20         |A  |     |%    |COMMON STOCK|20     |24.1250|1435        |D  |            |
                        |        |9    |    |           |   |     |     |            |       |       |            |   |            |
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PHANTOM STOCK UNITS     |        |6-1-9|A   |14         |A  |     |%    |COMMON STOCK|14     |26.2500|1435        |D  |            |
                        |        |9    |    |           |   |     |     |            |       |       |            |   |            |
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PHANTOM STOCK UNITS     |        |9-1-9|A   |15         |A  |     |%    |COMMON STOCK|15     |24.8750|1435        |D  |            |
                        |        |9    |    |           |   |     |     |            |       |       |            |   |            |
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PHANTOM STOCK UNITS     |        |12-1-|A   |18         |A  |     |%    |COMMON STOCK|18     |21.5000|1435        |D  |            |
                        |        |99   |    |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
ALL SHARE TRANSACTIONS AND TOTALS HAVE BEEN ROUNDED TO WHOLE
SHARES
*SHARES ACQUIRED THRU DIVIDEND REINVESTMENT PLAN FROM 3-1-99 THRU
12-1-99
#PRICES RANGE FROM $22.038 TO
$26.265
%PHANTOM STOCK UNITS MATURE 5 YEARS FROM DATE OF
AWARD
SIGNATURE OF REPORTING PERSON
/S/ AELRED J. KURTENBACH
DATE
1-31-2000